Exhibit 10.B11

2017 VIAD CORP OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNITS AGREEMENT

For Short-Term Vesting Awards

(Effective as of February 23, 2021)

Restricted Stock Units (“Units”) are hereby awarded by Viad Corp (“Company”), a Delaware corporation, effective [DATE], to [NAME] (“Employee”) in accordance with the following terms and conditions:

1. Unit Award. The Corporation hereby awards the Employee [Number] Units pursuant to the 2017 Viad Corp Omnibus Incentive Plan (Plan), subject to the terms, conditions, and restrictions of such Plan and as hereinafter set forth.

2. Restrictions on Transfer and Restriction Period.

(a) The Award and Units granted hereunder will commence vesting on [DATE], in accordance with the following vesting schedule: in three equal tranches on each of [DATES] (each, a “Vesting Date”), subject to the terms of this Agreement. During this period (the “Restriction Period”), the Units that remain unvested may not be sold, assigned, transferred, pledged, or otherwise encumbered by the Employee, except as hereinafter provided. The Restriction Period shall lapse, and full ownership of Units will vest at the end of the Restriction Period, subject to forfeiture and repayment pursuant to paragraph 3.

(b) The Board of Directors (“Board”) shall have the authority, in its discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect to any Units, prior to the expiration of the Restriction Period with respect thereto, or to remove any or all of such restrictions, whenever the Board may determine that such action is appropriate by reason of change in applicable tax or other law, or other change in circumstances.

3. Forfeiture and Repayment Provisions.

(a) Termination of Employment. Except as provided in paragraph 8 below, or as otherwise may be determined by the Board, if the Employee ceases to be an Employee of the Company or any of its Affiliates (as defined in the Plan) for any reason, all Units which at the time of such termination of employment are subject to the restrictions imposed by paragraph 2 above shall upon such termination of employment be forfeited and returned to the Company.

Notwithstanding anything to the contrary herein, no vesting or ownership of Units shall occur following termination of employment for any reason unless Employee, upon request of the Company, shall execute a Separation Agreement and Release in connection with such termination of employment, such agreement to be in form and substance satisfactory to the Company in its absolute discretion.

(b) Misconduct. Unless a Change of Control shall have occurred after the date hereof:

(i) All payments (without regard to tax effects) received directly or indirectly by Employee with respect to the Units shall be paid by Employee to the Company, if the Company reasonably determines that during Employee's employment with the Company or any of its Affiliates:

(1) Employee knowingly or grossly negligently engaged in misconduct that causes a misstatement of the financial statements of Viad or any of its Affiliates or misconduct which represents a material violation of any code of ethics of the Company applicable to Employee or of the Always Honest compliance program or similar program of the Company; or

(2) Employee was aware of and failed to report, as required by any code of ethics of the Company applicable to Employee or by the Always Honest compliance program or similar program of the Company, misconduct that causes a misstatement of the financial statements of Viad or any of its Affiliates or misconduct which represents a material knowing violation of any code of ethics of the Company applicable to Employee or of the Always Honest compliance program or similar program of the Company.

(ii) Employee consents to the deduction from any amounts the Company or any of its Affiliates owes to Employee to the extent of the amounts Employee owes the Company under this paragraph 3(b).

(c) The Company’s reasonable determination required under paragraph 3(b)(i) above shall be made by the Human Resources Committee of the Company’s Board of Directors, in the case of executive officers of the Company, and by the Chief Executive Officer of the Company, in the case of all other officers and employees.

4. Employee's Rights. The Units will not have voting or other rights uniquely associated with common stock.

5. Expiration of Restriction Period.

(a)
Upon the lapse or expiration of the Restriction Period with respect to any Units, the Company shall promptly pay Employee a number of shares of Viad common stock equal to the number of Units that vest on the applicable vesting date.

(b)
Subject to an applicable insider trading policy, Employee may satisfy any tax withholding requirement by electing to have the Company withhold shares of the Company’s common stock having a Fair Market Value on the date the tax is to be determined equal to the tax withholding requirement.

6. Adjustments for Changes in Capitalization of Company. In the event of a change in the Company’s common stock through stock dividends, stock splits, recapitalization or other changes in the corporate structure of the Company during the Restriction Period, the number of

Units subject to restrictions as set forth herein shall be appropriately adjusted and the determination of the Board of Directors of the Company as to any such adjustments shall be final, conclusive and binding upon the Employee. Any Units or other securities received, as a result of the foregoing, by the Employee with respect to Units subject to the restrictions contained in paragraph 2 above also shall be subject to such restrictions.

7. Effect of Change in Control. In the event of a Change in Control (as defined in the Plan), the Restriction Period shall lapse, and the Units shall be free of all restrictions and become fully vested and transferable to the full extent of the original grant.

8. Plan and Plan Interpretations as Controlling. The Units hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. The Plan provides that the Human Resources Committee of the Company’s Board of Directors may from time to time make changes therein, interpret it and establish regulations for the administration thereof. The Employee, by acceptance of this Agreement, agrees to be bound by said Plan and such Committee actions.

9. Compliance with Law. Units may not be issued hereunder, or delivered or redelivered, whenever such issuance, delivery or redelivery would be contrary to law or the regulations of any governmental authority having jurisdiction.

10. Compliance with or exemption from Code Section 409A. Notwithstanding any other term of this Agreement to the contrary, this Agreement is intended to satisfy or otherwise be exempt from the requirements of Section 409A. To the extent that any payment pursuant to this Agreement is or becomes subject to Section 409A of the Internal Revenue Code it shall be paid in accordance with the requirements of Section 409A and no deferral or acceleration of payment inconsistent with Section 409A shall be permitted. Any payment subject to Section 409A due to a separation from service shall be delayed for a six month period if payable to a “Key Employee” (as defined below). The Employee shall have no ability to designate the taxable year of payment. Payments made due to a Change in Control shall be made within 30 days of the Change in Control and the Employee shall have no discretion to designate the taxable year of receipt. To the extent that any provision of this Agreement fails to satisfy the requirements of, or be exempt from Section 409A, the provision shall be automatically modified in a manner that, in the good faith opinion of the Company, brings the provision into compliance with Section 409A while preserving as closely as possible the original intent of this Agreement. “Key Employee” means an Executive considered a key employee for the 12-month period commencing on April 1 of the year following the 12-month period ending on December 31 of the preceding year during which the Executive met the requirements of Internal Revenue Code Section 416 as applied under Section 409A.

IN WITNESS WHEREOF, the parties have caused this Restricted Stock Units Agreement to be duly executed.

Dated effective [DATE]. VIAD CORP

By:

Steven W. Moster

This Restricted Stock Units Agreement shall be effective only upon execution by Employee and delivery to and receipt by the Company.

ACCEPTED:

Employee